Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181030-01

November 25, 2013

$250,000,000

3.875% Senior Notes due February 15, 2021

Issuer:	Duke Realty Limited Partnership

Ratings (Moody’s / S&P)*:	Baa2/BBB- (stable/stable)

Securities:	Senior unsecured

Format:	SEC registered

Principal Amount:	$250,000,000

Trade Date:	November 25, 2013

Settlement Date:	December 3, 2013 (T+5)

Maturity Date:	February 15, 2021

Interest Payment Dates:	February 15 and August 15, beginning August 15, 2014

Benchmark Treasury:	1.75% due October 31, 2020

Benchmark Treasury Price / Yield:	97-31+ / 2.064%

Spread to Benchmark Treasury:	+185 bps

Yield to Maturity:	3.914%

Coupon:	3.875% per annum (payable semi-annually)

Price to Public:	99.747%

Optional Redemption:	Prior to December 15, 2020 at the Make-Whole Amount of Treasury plus 30 bps. On or after December 15, 2020, the notes will not include a Make-Whole Amount

CUSIP/ ISIN:	264411 AD1 / US264411AD18

Joint Book-Running Managers:	J.P. Morgan Securities LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC PNC Capital Markets LLC Regions Securities LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

*	Note: Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P Morgan Securities LLC collect at (212) 834-4533; RBC Capital Markets, LLC toll-free at (866) 375-6829; or Wells Fargo Securities, LLC toll-free at (800) 326-5897.